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ACQUISITION AGREEMENT
BY AND AMONG
INDUSTRIAL ENTERPRISES OF AMERICA, INC.,
UNIFIDE INDUSTRIES, LIMITED LIABILITY COMPANY,
BARRY J. MARGULIS AND SCOTT L. MARGULIS

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ACQUISITION AGREEMENT
Agreement dated as of the 1st day of June 2005 by and among, Industrial Enterprises of America, Inc., a Nevada corporation, with an address at 711 Third Avenue, Suite 1505, New York, NY 10017 (“Industrial Enterprises”), Unifide Industries, Limited Liability Company, a New Jersey limited liability company, with an address at 121 Highway 36, West Long Branch, NJ 07764 (“Unifide”), Barry J. Margulis with an address c/o Unifide, 121 Highway 36, West Long Branch, NJ 07764 (“Barry”) and Scott L. Margulis with an address c/o Unifide, 121 Highway 36, West Long Branch, NJ 07764 (“Scott”); Scott and Barry are hereinafter jointly referred to as the “Unifide Members”) who own all of the issued and outstanding membership interests of Unifide (the “Membership Interests”) as of the date of this Agreement.

WITNESSETH
    WHEREAS, Industrial Enterprises is a reporting company registered with the Securities and Exchange Commission (the “SEC”), whose stock is quoted on the Pink Sheets under the symbol ILNP;

    WHEREAS, the Board of Directors of Industrial Enterprises and the Unifide Members deem it advisable and in the best interests of each entity and their respective stockholders and Members that Industrial Enterprise purchase one hundred (100%) percent of the Membership Interests of Unifide in exchange for cash, a promissory note and shares of capital stock of Industrial Enterprises;

    WHEREAS, on the Closing Date (hereinafter defined in Article “4” of this Agreement), Industrial Enterprises shall acquire one hundred (100%) percent of the Membership Interests of Unifide; and

    WHEREAS, the Board of Directors of Industrial Enterprises and the Unifide Members have approved this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth, and for good and valuable consideration, receipt of which is hereby acknowledged,

    IT IS AGREED:

1.  Recitals. The parties hereby adopt as part of this Agreement each of the recitals which is set forth above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement and such WHEREAS clauses are hereby confirmed and ratified as being accurate by each party as to itself and himself.

2.  Acquisition.

A.  Subject to, and consistent with, the provisions of this Agreement, Industrial Enterprises shall on the Closing Date acquire one hundred (100%) percent of the Membership Interests of Unifide.

B.  On the Closing Date, subject to and pursuant to the terms and conditions of this Agreement, Industrial Enterprises shall, in exchange for one hundred (100%) percent of the Membership Interests of Unifide:

i.  Pay an aggregate of eight hundred thousand ($800,000) dollars in cash to the Unifide Members.

ii.  Issue promissory notes (the “Promissory Notes”), in the form annexed to, and made a part of, this Agreement as Exhibit “A” (Article “2.B.ii”.), in the aggregate principal amount of one million two hundred thousand ($1,200,000) dollars in favor of the Unifide Members which shall be secured as set forth in the Promissory Notes.

iii.  Issue an aggregate of three million, five hundred thousand (3,500,000) shares (the “Shares”) of common stock of Industrial Enterprises, par value $.001 (the “Common Stock”) to the Unifide Members; provided, however, that if the average of the closing price of the Common Stock for the period from July 1, 2005 through July 10, 2005 is less than thirty ($.30) cents, then the number of shares to be issued to the Unifide Members shall be adjusted so that the aggregate value of the shares issued to the Unifide Members shall be one million, fifty thousand ($1,050,000) dollars.

The closing price of the Common Stock shall be the average of the closing price of the Common Stock for the period from July 1, 2005 through July 10, 2005 provided by the national securities exchange or inter-dealer quotation system on which Industrial Enterprises is listed at that time, or if the last sale price per share is unavailable, the average of the closing bid and asked prices per share on such date, or if there was no trading or quotation on such date, the last sales price, if available, or the average of the closing bids and asked prices per share on the next preceding date on which there was trading or quotation.

3.  Employees.

A.  Industrial Enterprises agrees that it shall cause Unifide to enter into employment agreements with each of the Unifide Members, in the forms which are annexed to, and made a part of, this Agreement as Exhibits “B” (Article “3.A.”) and “C” (Article “3.A.”).

B.  Industrial Enterprises further agrees that it shall grant to Unifide’s employees, other than the Unifide Members, on the Closing Date, an aggregate of two hundred thousand (200,000) options to purchase two hundred thousand (200,000) shares of Common Stock of Industrial Enterprises at a purchase price of forty ($.40) cents per share pursuant to Industrial Enterprises’ 2004 Stock Option Plan. No employee of Unifide shall be eligible to purchase any shares of Common Stock pursuant to the options granted pursuant to this Paragraph “B” of this Article “3” of this Agreement until said employee has been employed by Unifide for a period of two (2) years after the Closing Date. The options shall expire ten (10) years after the Closing Date.

C.  If, at the end of each twelve (12) month period commencing (i) July 1, 2005 and (ii) July 1, 2006, Industrial Enterprises’ earnings before interest, taxes, depreciation and amortization (“EBITDA”), as determined by Industrial Enterprises’ independent certified public accountants which are certifying the Industrial Enterprises’ financial statements for the same period utilizing accounting principles generally accepted in the United States which are consistently applied, exceed seven hundred thousand ($700,000) dollars (the “Base EBITDA”), each of Unifide’s Members shall be granted as of the last business day of the applicable period, for every one hundred thousand ($100,000) dollars by which the Industrial Enterprises’ EBITDA exceeds the Base EBITDA, an option (the “EBITDA Option”) to purchase fifty thousand (50,000) shares of Common Stock of Industrial Enterprises. If there is less than a full one hundred thousand ($100,000) dollars or increment thereof, the Employee shall receive a prorata portion of the EBITDA Option. The purchase price for the EBITDA Option shall be equal to the closing price of the Common Stock on August 15th of each applicable year. The EBITDA Option shall expire ten (10) years after the date on which it is granted.

The closing price of the Common Stock shall be the last sale price per share provided by the national securities exchange or inter-dealer quotation system on which Industrial Enterprises is listed at that time, or if the last sale price per share on the applicable day is unavailable, the average of the closing bid and asked price per share on such date, or if there was no trading or quotation on such date, the last sales price, if available, or the average of the closing bid and asked price per share on the date preceding such date on which there was trading or quotation.

D.  Industrial Enterprises hereby agrees that it shall grant to Barry an option to purchase one million seven hundred forty one thousand, two hundred and fifty (1,741,250) shares of common stock, par value $.001 of Industrial Enterprises, at a purchase price of twenty-three ($.23) cents per share. Said option shall expire on May 31, 2015 and shall be subject to the terms of the Option Agreement in the form of which is annexed hereto as Exhibit “D.”

E.  Industrial Enterprises hereby agrees that it shall grant to Scott an option to purchase three thousand seven hundred fifty (3,750) shares of common stock, par value $.001 of Industrial Enterprises, at a purchase price of twenty-three ($.23) cents per share. Said option shall expire on May 31, 2015 and shall be subject to the terms of the Option Agreement in the form of which is annexed hereto as Exhibit “D.”

4.  Closing Date. The closing of this transaction (the “Closing”) shall take place upon delivery of all of the items set forth in Article “12” of this Agreement by the parties at the offices of Mintz & Fraade, P.C., 488 Madison Avenue, New York, New York 10022, at 11:00 A.M on or prior to June 30, 2005 (the “Closing Date”), provided that this Agreement has not been terminated pursuant to Article “15” of this Agreement by any party.

5.  Representations, Warranties and Covenants of Industrial Enterprises. Industrial Enterprises represents, warrants and covenants to Unifide and the Unifide Members as follows:

A.  Corporate Status.

i.  Industrial Enterprises is a corporation duly organized, validly existing and in good standing pursuant to the laws of the State of Nevada, with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to consummate the transactions set forth in this Agreement; and

ii.  Copies of (a) the Articles of Incorporation of Industrial Enterprises, and all amendments thereto, certified by the Secretary of State of the State of Nevada, (b) the By-Laws of Industrial Enterprises, as amended, certified by the Secretary of Industrial Enterprises, and (c) a good standing certificate for Industrial Enterprises issued by the Secretary of State of the State of Nevada as of a date not more than thirty (30) days prior to the date of this Agreement, are annexed to, and made a part of, this Agreement as the following Exhibits: “E” (Article “5.A.ii.”), “F” (Article “5.A.ii.”) and “G” (Article “5.A.ii.”) respectively, and are complete and correct as of the date of this Agreement.

B.  Capitalization.Industrial Enterprises’ capitalization shall be as set forth in the Form 10Q for the period ended March 31, 2005 which was filed with the SEC on June 6, 2005. Upon issuance in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and non-assessable.

C.  Authority of Industrial Enterprises. Industrial Enterprises has the full corporate power and authority to execute, deliver, and perform this Agreement and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement. This Agreement and the consummation by Industrial Enterprises of the transactions set forth in this Agreement have been duly and validly authorized, executed, and delivered by the Board of Directors of Industrial Enterprises, and this Agreement is valid and binding upon Industrial Enterprises and enforceable against Industrial Enterprises in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). A certified resolution of the Board of Directors of Industrial Enterprises is annexed to, and made a part of, this Agreement as Exhibit “H” (Article “5.C.”).

D.  Compliance with the Law and Other Instruments. Except as otherwise provided in this Agreement and in the exhibits or schedules annexed to this Agreement, the business and operations of Industrial Enterprises have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect Industrial Enterprises or its properties, assets, businesses or prospects.

E.  Absence of Conflicts. The execution and delivery of this Agreement and the issuance of the securities of Industrial Enterprises, and the consummation by Industrial Enterprises of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of Industrial Enterprises’ Articles of Incorporation or By-Laws, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which Industrial Enterprises is a party to or by which any of its assets are bound, (iii) do not and shall not cause Industrial Enterprises to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of Industrial Enterprises. Industrial Enterprises has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

F.  Environmental Compliance. To Industrial Enterprises’ knowledge, it is in compliance with all applicable environmental laws (the “Environmental Laws”). Industrial Enterprises is presently authorized, if required, to generate, transport through third parties, store, use, treat, dispose of, release, and conduct other handling of, as required, those hazardous substances used in Industrial Enterprises’ business, which consist of, hazardous waste, hazardous material, hazardous constituents, toxic substances, pollutants, contaminants, asbestos, radon, polychlorinated biphenyls, petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas and other material defined, regulated, controlled or subject to any remediation requirement under any Environmental Law.

G.  OSHA Compliance. To Industrial Enterprises’ knowledge, it is in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to occupational health and safety, including but not limited to the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

H.  Financial Statements. Industrial Enterprises’ last annual report on Form 10-K for the fiscal year ended December 31, 2003 (the “Form 10K”) and Industrial Enterprises’ quarterly reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004 and March 31, 2005 (the “Forms 10Q”; Forms 10Q and Form 10K are hereinafter collectively referred to as the “Industrial Enterprises Financial Statements”) have been prepared using accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis. The Industrial Enterprises Financial Statements fairly present the financial condition and results of operations for Industrial Enterprises. Except as indicated in the Industrial Enterprises Financial Statements, or in any exhibit or schedule to this Agreement, Industrial Enterprises did not have as of March 31, 2005 any outstanding indebtedness or other liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due). Except as set forth on the disclosure schedule (the “Industrial Enterprises Disclosure Schedule”) which is annexed to, and made a part of, this Agreement as Exhibit “I” (Article “5.H.”), since March 31, 2005, there has not been any material adverse change in Industrial Enterprises’ financial condition, assets, liabilities or business, or any damage, destruction or loss, whether or not covered by insurance, materially affecting Industrial Enterprises’ properties, assets or business, and Industrial Enterprises has not incurred any indebtedness, liability or other obligation of any nature whatsoever except in the ordinary course of business and Industrial Enterprises has not made any change in its accounting methods or practices.

I.  Taxes.Industrial Enterprises has timely filed all required federal, state, city and local tax returns for income, franchise, social security, withholding, sales, excise, unemployment insurance, real estate and other taxes, and has paid or made adequate provision for the payment of all such taxes shown to be due on said returns.

J.  Litigation.Except as set forth on the Industrial Enterprises Disclosure Schedule, there are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting Industrial Enterprises or its properties, assets or businesses, or with respect to any matter arising out of the conduct of Industrial Enterprises’ business pending or to its knowledge threatened, by or against, any officer or director of Industrial Enterprises in connection with its affairs, whether or not covered by insurance. Except as set forth on the Industrial Enterprises Disclosure Schedule, neither Industrial Enterprises nor its officers or directors are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting Industrial Enterprises. Except as set forth on the Industrial Enterprises Disclosure Schedule, Industrial Enterprises is not presently engaged in any legal action.

K.  Reporting Company Status. Industrial Enterprises is a reporting company registered with the SEC whose stock is quoted on the Pink Sheets under the symbol ILNP. Industrial Enterprises has not received any notice with respect to non-compliance with any rules or regulations that would affect the eligibility of the Common Stock to be quoted on the Pink Sheets.

L.  SEC Filings. Except as set forth on the Industrial Enterprises Disclosure Schedule, Industrial Enterprises has filed all forms, reports and documents required to be filed by Industrial Enterprises with the SEC since March 31, 2004 (collectively, the “SEC Reports”) and the SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Act”) and the Securities Exchange Act of 1934, as amended, as the case may be, and (ii) did not, to Industrial Enterprises’ knowledge, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not materially misleading.

M.  Absence of Changes. Except as set forth on the Industrial Enterprises Disclosure Schedule, subsequent to March 31, 2005 and through the date of this Agreement, and except as in the ordinary course of business and with respect to any items reserved by Industrial Enterprises and reflected in the Industrial Enterprises Financial Statements, there has not been any material adverse change in, or any event or condition (financial or otherwise) affecting the business, properties, assets, liabilities, historical operations or prospects of Industrial Enterprises, there are no liabilities or obligations of any nature, whether absolute, contingent or otherwise, whether due or to become due (including, without limitation, liabilities for taxes with respect to or measured by income of Industrial Enterprises for any period prior to, and/or subsequent to, March 31, 2005 or arising out of any transaction of Industrial Enterprises prior to, and/or subsequent to, such date). Except as set forth on the Industrial Enterprises Disclosure Schedule, subsequent to March 31, 2005, there has not been any declaration, or setting aside, or payment of any dividend or other distribution with respect to Industrial Enterprises’ securities, or any direct or indirect redemption, purchase, or other acquisition of any of Industrial Enterprises’ securities. To Industrial Enterprises’ knowledge, there has not been an assertion against Industrial Enterprises of any liability of any nature or in any amount not fully reflected or reserved against in the Form 10Q for the period ended March 31, 2005.

N.  No Approvals. No approval of any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

O.  Broker. Industrial Enterprises has not had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. Industrial Enterprises represents that it has not dealt with any person, firm or corporation and agrees to indemnify and hold harmless Unifide and the Unifide Members from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by Industrial Enterprises or its affiliates or agents.

P.  Complete Disclosure. No representation or warranty of Industrial Enterprises which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to Industrial Enterprises’ knowledge contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Industrial Enterprises which would materially adversely affect same which has not been disclosed in this Agreement.

Q.  No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that Industrial Enterprises knew or had reason to know that any covenant, representation or warranty of Unifide or the Unifide Members in this Agreement or any exhibit attached to this Agreement furnished or to be furnished to them contained untrue statements.

i.  Obligations. On the Closing Date, Industrial Enterprises shall assume all of the obligations of the Unifide Members with respect to the business of Unifide, provided however, that Barry and Scott agree that they shall continue their bank guarantee on behalf of Unifide for a period of thirty (30) days after the Closing Date. If Barry and Scott are not removed as guarantors of the Bank of New York obligations within thirty (30) days following the Closing Date, Industrial Enterprises shall be required to pay the sum of five hundred thousand dollars ($500,000) to The Bank of New York to reduce the obligations of Unifide to The Bank of New York. Thereafter for every (30) thirty days that Industrial Enterprises fails to obtain a release for the Unifide Members with respect to The Bank of New York, Industrial Enterprises shall be required to pay the sum of five hundred thousand dollars ($500,000) to the Bank of New York to reduce the obligations of Unifide to The Bank of New York until the earlier of such time as the guarantees by the Unifide Members are removed or the loans are paid in full.

R.  Guarantee. Industrial Enterprises hereby guarantees the obligations and commitments of Unifide to Barry and Scott pursuant to or arising out of this Agreement.

6.  Representations, Warranties and Covenants of Unifide and the Unifide Members. Unifide and the Unifide Members, jointly and severally, represent, warrant and covenant to Industrial Enterprises as follows:

A.  Status.

i.  Unifide is a limited liability company duly organized, validly existing and in good standing pursuant to the laws of the State of New Jersey, with all requisite power and authority to carry on its business as presently conducted in all jurisdictions where presently conducted, to enter into this Agreement and to consummate the transactions set forth in this Agreement; and

ii.  Copies of (a) the Articles of Formation of Unifide, and all amendments thereto, certified by the Secretary of State of the State of New Jersey, (b) the Operating Agreement of Unifide, as amended, certified by the Unifide Members, and (c) a good standing certificate for Unifide issued by the Secretary of the State of the State of New Jersey as of a date not more than thirty (30) days prior to the date of this Agreement, are annexed to, and made a part of, this Agreement as the following Exhibits: “J” (Article “6.A.ii.”), “K” (Article “6.A.ii.”) and “L” (Article “6.A.ii.”) respectively, and are complete and correct as of the date of this Agreement.

B.  Capitalization. One hundred (100%) percent of Unifide’s Membership Interests are validly issued, fully paid and non-assessable. Except as set forth in Article “2” of this Agreement there are no subscriptions, options, warrants, rights or other agreements outstanding to acquire any of Unifide’s Membership Interests or any other equity security or security convertible into a Membership Interest.

C.  Authority of Unifide and the Unifide Members.

i.  Unifide has the full power and authority to execute, deliver, and perform this Agreement and has taken all action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions set forth in this Agreement. This Agreement and the consummation by Unifide of the transactions set forth in this Agreement have been duly and validly authorized, executed, and delivered by the Unifide Members, and this Agreement is valid and binding upon Unifide and enforceable against Unifide in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity). Certified resolutions of the Unifide Members are annexed to, and made a part of, this Agreement as Exhibit “M” (Article “6.C.”).

ii.  The Unifide Members are individuals who each have the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein. This Agreement is valid and binding upon each Unifide Member and enforceable against him in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity).

D.  Ownership. The Unifide Members are the record, beneficial and equitable owners of the Membership Interest set forth next to his name on the Member Schedule which is annexed to, and made a part of, this Agreement as Exhibit “N” (Article “6.D.”). Each holds his respective Membership Interest free and clear of all liens, claims or encumbrances and each has the full right and authority to exchange his Membership Interest for the consideration set forth in Paragraph “B” of Article “2” of this Agreement.

E.  Compliance with the Law and Other Instruments. Except as otherwise provided in this Agreement and in the exhibits or schedules annexed to this Agreement, the business and operations of Unifide have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect Unifide or its properties, assets, businesses or prospects.

F.  Absence of Conflicts. The execution and delivery of this Agreement, the transfer of the Membership Interests, and the consummation by Unifide and the Unifide Members of the transactions set forth in this Agreement: (i) do not and shall not conflict with or result in a breach of any provision of Unifide's Articles of Formation or Operating Agreement, (ii) do not and shall not result in any breach of, or constitute a default or cause an acceleration under any arrangement, agreement or other instrument to which Unifide and/or Unifide’s Members are parties to or by which any of Unifide’s assets are bound, (iii) do not and shall not cause Unifide to violate or contravene any provision of law or any governmental rule or regulation, and (iv) will not and shall not result in the imposition of any lien, or encumbrance upon, any property of Unifide. Unifide has performed in all material respects all of its obligations which are, as of the date of this Agreement, required to be performed, pursuant to the terms of any such agreement, contract or commitment.

G.  Environmental Compliance. To the knowledge of Unifide and the Unifide Members, Unifide is in compliance with all applicable environmental laws (the “Environmental Laws”). Unifide is presently authorized, if required, to generate, transport through third parties, store, use, treat, dispose of, release, and conduct other handling of, as required, those hazardous substances used in Unifide's business, which consist of, hazardous waste, hazardous material, hazardous constituents, toxic substances, pollutants, contaminants, asbestos, radon, polychlorinated biphenyls, petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas and other material defined, regulated, controlled or subject to any remediation requirement under any Environmental Law.

H.  OSHA Compliance. To the knowledge of Unifide and the Unifide Members, Unifide is in compliance with all applicable federal, state and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to occupational health and safety, including but not limited to the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder.

I.  Employees, Compensation and Employee Benefit Plans.

i.  Annexed to, and made a part of, this Agreement as Exhibit “O” (Article “6.I.”) is a true and complete schedule, as of the date of this Agreement, showing the names of all persons employed by Unifide together with a statement of the amount paid or payable to each such person for services rendered or to be rendered, including all accrued and unpaid benefits and the basis therefor, for such person.

ii.  Except as set forth in Exhibit “O” (Article “6.I.”), Unifide has complied with all applicable federal and state laws, including, but not limited to, ERISA, relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and payment of social security taxes, and is not liable for any arrears of wages, or any taxes or penalties, or for failure to comply with any of the foregoing.

iii.  Except as set forth in Exhibit “O” (Article “6.I.”) Unifide and/ or any ERISA affiliate is not a party to any employment contracts, collective bargaining agreements with employees, consulting agreements, employees' pension, bonus, retirement, profit sharing, hospitalization or medical plans, employees' stock purchase or stock option plans, or other employee benefit plans or to which Unifide and/ or any ERISA affiliate contributes or is or was obligated to contribute (the “Unifide Employee Benefit Plans”).

iv.  Except as set forth in Exhibit “O” (Article “6.I.”), there is no pending litigation or, to the knowledge of Unifide or the Unifide Members, any threatened litigation or pending claim, that involves the Unifide Employee Benefit Plans.

v.  Except as set forth in Exhibit “O” (Article “6.I.”), none of the Unifide Employee Benefit Plans is or ever was subject to Title IV of ERISA or Section 412 of the Code. Neither Unifide nor an ERISA affiliate is or ever has been required to contribute to an Employee Benefit Plan that is a Multi-employer Plan.

J.  Unifide Employees and Consultants. Except as set forth in Exhibit “P” (Article “6.J.”) which is annexed to, and made a part of, this Agreement, Unifide does not have any contingent liabilities as a result of any agreement with a Unifide employee or consultant. Except as set forth in Exhibit “P” (Article “6.J.”) there is no pending litigation, or to the knowledge of Unifide and the Unifide Members, any threatened litigation or pending claim against Unifide as a result of any agreement with a Unifide employee or consultant.

K.  Related Party Transactions. Except as set forth on Exhibit “Q” (Article “6.K.”), which is annexed to, and made a part of, this Agreement:

i.  No employee, officer or director of Unifide, no affiliate of any employee, officer or members of Unifide, and no member of the immediate family of any employee, officer or member of Unifide is indebted to Unifide,

ii.  Unifide is not indebted, and is not committed to make loans or extend or guarantee credit, to any employee, officer or member of Unifide or any affiliate of any employee, officer or member of Unifide or any member of the immediate family of any employee, officer or member of Unifide.

iii.  No affiliate, officer or member of Unifide and no member of the immediate family of any affiliate, officer or member of Unifide is interested, directly or indirectly, in any material contract with Unifide, except for employment agreements entered into in the ordinary course of business and approved by the Unifide Members. To the knowledge of Unifide and the Unifide Members, no employee and no member of the immediate family of any employee is interested, directly or indirectly, in any material contract with Unifide.

L.  Financial Statements. Annexed to, and made a part of, this Agreement as Exhibit “R” (Article “6.L.”) are true copies of Unifide’s unaudited statements of profit and loss for the fiscal years ended December 31, 2003 and December 31, 2004 and for the period ended May 31, 2005 (collectively, the “Financial Statements”), which have been prepared using GAAP applied on a consistent basis. The Financial Statements fairly present the financial condition and results of operations for Unifide. Except as indicated in the Financial Statements, or in any exhibit or schedule to this Agreement, Unifide does not have any outstanding indebtedness or other liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due). Except as set forth on the disclosure schedule (the “Unifide Disclosure Schedule”) which is annexed to, and made a part of, this Agreement as Exhibit “S” (Article “6.L.”), since the date of the Financial Statements, there has not been any material adverse change in Unifide's financial condition, assets, liabilities or business, or any damage, destruction or loss, whether or not covered by insurance, materially affecting Unifide’s properties, assets or business, and Unifide has not incurred any indebtedness, liability or other obligation of any nature whatsoever except in the ordinary course of business and Unifide has not made any change in its accounting methods or practices.

M.  Taxes. Unifide has timely filed all required federal, state, city and local tax returns for income, franchise, social security, withholding, sales, excise, unemployment insurance, real estate and other taxes, and has paid or made adequate provision for the payment of all such taxes shown to be due on said returns.

N.  Contracts.Annexed to, and made a part of, this Agreement as Exhibit “T” (Article “6.N.”) is a true and complete schedule of all of Unifide’s contracts. All of the contracts so listed have been entered into in the ordinary course of business and neither Unifide nor any other party to any such contract is in default under any such contract.

O.  Litigation.Except as set forth on the Unifide Disclosure Schedule, there are no legal, administrative, arbitration, or other proceeding or governmental investigations adversely affecting Unifide or its properties, assets or businesses, or with respect to any matter arising out of the conduct of Unifide’s business pending or to its knowledge threatened, by or against, any officer or member of Unifide in connection with its affairs, whether or not covered by insurance. Except as set forth on the Unifide Disclosure Schedule, neither Unifide nor its officers or members are subject to any order, writ, injunction, or decree of any court, department, agency, or instrumentality, affecting Unifide. Except as set forth on the Unifide Disclosure Schedule, Unifide is not presently engaged in any legal action.

P.  Absence of Changes. Except as set forth on the Unifide Disclosure Schedule, subsequent to the date of the Financial Statements and through the date of this Agreement, there has not been any material adverse change in, or any event or condition (financial or otherwise) affecting the business, properties, assets, liabilities, historical operations or prospects of Unifide, and except as in the ordinary course of business and with respect to any items reserved by Unifide and reflected in its Financial Statements, there are no liabilities or obligations of any nature, whether absolute, contingent or otherwise, whether due or to become due (including, without limitation, liabilities for taxes with respect to or measured by income of Unifide for any period prior to, and/or subsequent to, the date of the Financial Statements or arising out of any transaction of Unifide prior to, and/or subsequent to, such date). Subsequent to the date of the Financial Statements, there has not been any declaration, or setting aside, or payment of any distribution with respect to the Membership Interests, or any direct or indirect redemption, purchase, or other acquisition of any Membership Interest. To Unifide’s and Unifide’s Members’ knowledge, there has not been an assertion against Unifide of any liability of any nature or in any amount not fully reflected or reserved against in the Financial Statements.

Q.  No Approvals. No approval of any governmental authority is required in connection with the consummation of the transactions set forth in this Agreement.

R.  Accredited Investors. Each Unifide Member is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Act.

S.  General Solicitation. The Unifide Members are not acquiring the Shares as a result of, or following, any advertisement, article, notice, or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or subscription by a person other than a representative of Industrial Enterprises.

T.  Industrial Enterprises Shares. The receipt by each of the Unifide Members of the Shares is for his own account, is for investment purposes only, and is not with a view to, nor for offer or sale in connection with, the distribution of the Shares. Each Unifide Member understands that the Shares have not been registered under the Act or the securities laws of any state and, therefore, cannot be sold, except for a sale to the Immediate Family of a Unifide Member, as such term is defined in Article “10” of this Agreement, unless they are subsequently registered under the Act and any applicable state securities laws or exemptions from registration thereunder are available. Each Unifide Member further understands that only Industrial Enterprises can take action to register the Shares.

U.  Restrictive Legend. Each Unifide Member understands the Shares shall bear the following restrictive legend:

“The Common Stock which is represented by this Certificate has not been registered under the Securities Act of 1933, as amended (the “Act”). These securities have been acquired for investment purposes only and not with a view to distribution or resale, and may not be sold, transferred, made subject to a security interest, pledged, hypothecated or otherwise disposed of unless and until registered under the Act, or based upon an opinion of counsel for the Company, that registration is not required under such Act.”

    The Company may also issue “stop transfer” instructions with respect to the Common Stock acquired by the exercise of the Options. The Company shall cooperate with any effort by the Unifide Members with respect to obtaining an available exemption from registration of the Common Stock. All expenses in connection with the issuance of an opinion of counsel therewith shall be borne in full by the Company.

V.  Broker. None of Unifide or the Unifide Members has had any dealing with respect to this transaction with any business broker, firm or salesman, or any person or corporation, investment banker or financial advisor who is or shall be entitled to any broker's or finder's fee or any other commission or similar fee with respect to the transactions set forth in this Agreement. Unifide and the Unifide Members represent that none have dealt with any person, firm or corporation and Unifide and the Unifide Members agree to indemnify and hold harmless Industrial Enterprises from and against any and all claims for brokerage commissions by any person, firm or corporation on the basis of any act or statement alleged to have been made by Unifide, the Unifide Members or their affiliates or agents.

W.  Complete Disclosure. No representation or warranty of Unifide or the Unifide Members which is contained in this Agreement, or in a writing furnished or to be furnished pursuant to this Agreement, to the knowledge of Unifide and the Unifide Members contains or shall contain any untrue statement of a material fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Unifide which would materially adversely affect same which has not been disclosed in this Agreement.

X.  No Defense. It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that Industrial Enterprises knew or had reason to know that any covenant, representation or warranty of Unifide or the Unifide Members in this Agreement or any exhibit attached to this Agreement furnished or to be furnished to Industrial Enterprises contained untrue statements.

7.  Mutual Covenants of the Parties.

A.  Best Efforts. Each of the parties shall use its best efforts to perform or satisfy each covenant or condition to be performed or satisfied by each of them before and after the Closing Date.

B.  Notice of Developments and Updates. Each of the parties shall give prompt written notice pursuant to Paragraph “C” of Article “20” of this Agreement to the other parties hereto to of any act, event or occurrence which may cause or constitute a breach of any of his or its own representations, warranties or covenants which are set forth in Articles “5” and “6” of this Agreement.

C.  No Public Announcement. None of the parties hereto shall, without the prior written approval of the other party, make any press release or other public announcement or communicate with any customer, competitor or supplier of the other party concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall determine is required by law (which determination shall be made by such party based upon the advice of its counsel), in which event the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

8.  Conduct of Industrial Enterprises’ Business Prior to the Closing Date. Between the date of this Agreement and the Closing Date, Industrial Enterprises shall carry on its business in the ordinary course and in the same manner as heretofore conducted.

9.  Conduct of Unifide’s Business Prior to the Closing Date.

A.  Between the date of this Agreement and the Closing Date, Unifide shall carry on its business in the ordinary course and in the same manner as heretofore conducted and shall preserve intact the existing business organization of Unifide, and use its best efforts to (i) keep available to Unifide the services of Unifide’s present officers and employees, (ii) preserve Unifide’s relationships, if any, with customers, suppliers and others having business dealings with Unifide, to the end that its goodwill and ongoing business shall not be materially impaired on the Closing Date, (iii) maintain all of Unifide’s properties in their present condition (ordinary wear and tear excepted) and (iv) maintain insurance policies with respect to Unifide’s business and properties consistent with current practice.

B.  Without the prior written consent of Industrial Enterprises, neither Unifide nor the Unifide Members shall, except as set forth in the Unifide Disclosure Schedule or as provided for in this Agreement:

i.  make any change in the Articles of Formation or Operating Agreement of Unifide;

ii.  conduct Unifide’s business in any manner other than in the ordinary course;

iii.  issue any membership interests or any rights, warrants, options or convertible securities to acquire any membership interests;

iv.  pay any accrued and unpaid compensation, nor increase the compensation payable to, or to become payable by Unifide to any officer, member or employee or make any bonus, insurance, pension, or other benefit plan, payment or arrangement to or with any officer, member or employee;

v.  hire any employee other than in the ordinary course of business;

vi.  except for liabilities incurred and obligations under contracts entered into in the ordinary course of business, incur any obligation or liability (absolute or contingent), including, but not limited to, any debt or guarantee any such debt or issue or sell any debt securities or guarantee any debt securities of others;

vii.  declare or make any distribution to the members of Unifide (other than payment of compensation for services rendered, if applicable) or purchase or redeem any membership interests;

viii.  mortgage, pledge or subject to lien, charge or any other encumbrance, any asset, whether tangible or intangible, of Unifide;

ix.  sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of Unifide’s assets except in the ordinary course of business unless any such successor assumes any and all outstanding liabilities;

x.  take any action or omit to do any act which would cause the representations, warranties or covenants of Unifide or the Unifide Members contained herein to be untrue or incorrect in any material respect;

xi.  commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in an exhibit annexed to this Agreement; or

xii.  commit any other act or omit to do any other act which would have a material adverse effect upon the business, financial condition or earnings of Unifide.

10.  Nondisclosure of Confidential Information.

A.  As used in this Agreement, “Confidential Information” shall mean oral or written information which is directly or indirectly presented to a party, its past, present or future subsidiaries, parents, officers, consultants, directors, stockholders, affiliates, attorneys, employees, agents and its and their respective Immediate Families (as defined below; all of the foregoing are hereinafter collectively referred to as “Agents”) by another party or its Agents, including, but not limited to, information which is developed, conceived or created by the party, or disclosed to the other party or its Agents or known by or conceived or created by the other party or its Agents during, or after the termination of, this Agreement if disclosed to the other party or its Agents or known by or conceived or created by the other party or its Agents as a result of this Agreement, with respect to the party, its business or any of said party’s products, processes, and other services relating thereto relating to the past or present business or any plans with respect to future business of the party, or relating to the past or present business of a third party or plans with respect to future business of a third party which are disclosed to the party. Confidential Information includes, but is not limited to, all documentation, hardware and software relating thereto, and information and data in written, graphic and/or machine readable form, products, processes and services, whether or not patentable, trademarkable or copyrightable or otherwise protectable, including, but not limited to, information with respect to discoveries; know-how; ideas; computer programs, source codes and object codes; designs; algorithms; processes and structures; product information; marketing information; price lists; cost information; product contents and formulae; manufacturing and production techniques and methods; research and development information; lists of clients and vendors and other information relating thereto; financial data and information; business plans and processes; documentation with respect to any of the foregoing; and any other information of the party that the party informs the other party or its Agents or the other party or its Agents should know, by virtue of said party’s position or the circumstances in which said party learned such other information, is to be kept confidential including, but not limited to, any information acquired by the other party or its Agents from any sources prior to the commencement of this Agreement. Confidential Information also includes similar information obtained by the party in confidence from its vendors, licensors, licensees, customers and/or clients. Confidential Information may or may not be labeled as confidential.

For purposes of this Agreement, “Immediate Families” shall include, but shall not be limited to, the following: any spouse, parent, spouse of a parent, mother-in-law, father-in-law, brother-in-

law, sister-in-law, child, spouse of a child, sibling, spouse of a sibling, grandparent, spouse of a grandparent or any issue or spouse of any of the foregoing. A parent of a specified person shall include an affiliate controlling such person directly or indirectly through one or more intermediaries.

B.  Except as required in the performance of a party’s or its Agents’ obligations pursuant to this Agreement, neither said party nor its Agents shall, during, or after the termination of, this Agreement, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity. Said Party or its Agents shall take all reasonable measures to protect Confidential Information from any accidental, unauthorized or premature use, disclosure or destruction. The foregoing prohibition shall not apply to any Confidential Information which: (i) was generally available to the public prior to such disclosure; (ii) becomes publicly available through no act or omission of said party or its Agents (iii) is disclosed as reasonably required in a proceeding to enforce said party’s rights under this Agreement or (iv) is disclosed as required by court order or applicable law; provided, however, that if said party and/or its Agents are legally requested or required by court order or applicable law, including, but not limited to, by oral question, interrogatories, request for information or documents, subpoenas, civil investigative demand or similar process to disclose any Confidential Information, said party and/or its Agents, as the case may be, shall promptly notify the party of such request or requirement so that the party may seek an appropriate protective order; provided further, however; that if such protective order is not obtained, said party and/or its Agents, as the case may be, agree to furnish only that portion of the Confidential Information which they are advised by their respective counsel is legally required.

C.  Upon termination of this Agreement for any reason or at any time upon request of a party, the other party and its Agents agree to deliver to the requesting party all materials of any nature which are in the other party’s or its Agents’ possession or control and which are or contain Confidential Information, or which are otherwise the property of the requesting party or any vendor, licensor, licensee, customer or client of the party, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation and notes. The other party and its Agents shall destroy all written documentation prepared by them for internal purposes based in whole or in part on any Confidential Information and such destruction shall be confirmed to the requesting party in writing by the other party and/or its Agents.

D.  Upon the consummation of the transaction set forth in this Agreement, all of the Confidential Information shall be deemed to be the property of Industrial Enterprises and Unifide, the Unifide Members and/or their respective Agents may not disclose any Confidential Information, of Industrial Enterprises or Unifide, without the prior written consent of Industrial Enterprises.

11.  Conditions of Closing.

A.  Conditions to Industrial Enterprises Obligation to Close. The obligation of Industrial Enterprises to close the transactions set forth in this Agreement shall be subject to the following conditions:

i.  Access to Records. Unifide and the Unifide Members shall grant Industrial Enterprises and its Agents full and unrestricted access, during normal business hours, to the offices, properties, books, documents and records of Unifide to conduct such examinations and investigations thereof as they may desire. Unifide and the Unifide Members shall also cause the officers, employees and financial, legal and other representatives of Unifide to be available for consultation and discussion with Industrial Enterprises and its Agents during normal business hours and to furnish such persons with any information as they may, from time to time, request, and the Unifide and the Unifide Members shall otherwise cooperate fully in permitting Industrial Enterprises and its Agents to investigate the business, properties and financial condition of Unifide.

ii.  Representations and Warranties of Unifide and the Unifide Members to be True. To the knowledge of Unifide and the Unifide Members, the representations and warranties of Unifide and the Unifide Members set forth in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such time, except to the extent waived or affected by the transactions set forth in this Agreement; and Unifide shall have delivered to Industrial Enterprises a certificate of Unifide in the form annexed to, and made a part of, this Agreement as Exhibit “U” (Article “11.A.ii.”), signed by the Unifide Members and dated the Closing Date to such effect;

iii.  Performance of Obligations of Unifide. Unifide shall have performed all obligations and complied with all covenants set forth in this Agreement to be performed or complied with in all material respects by it prior to the Closing Date, and Unifide shall have delivered to Industrial Enterprises a certificate of Unifide in the form annexed to, and made a part of, this Agreement as Exhibit “U” (Article “11.A.ii.”) signed by the Unifide Members and dated the Closing Date to such effect;

iv.  No Adverse Change. There shall not have occurred any material adverse change since the date of the Financial Statement and through the date of the Closing Date in the business, properties, results of operations or business or financial condition of Unifide and Unifide shall have delivered to Industrial Enterprises a certificate of Unifide in the form annexed to, and made a part of, this Agreement as Exhibit “U” (Article “11.A.ii.”), signed by the Unifide Members and dated the Closing Date to such effect;

v.  Statutory Requirements. Any statutory requirement for the valid consummation by Unifide of the transactions set forth in this Agreement shall have been fulfilled; any authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained, in order to permit consummation by Unifide of the transactions set forth in this Agreement and to permit the business presently carried on by Unifide to continue unimpaired following the Closing Date, shall have been obtained, and Unifide shall have delivered to Industrial Enterprises a certificate of Unifide in the form annexed to, and made a part of, this Agreement as Exhibit “U” (Article “11.A.ii.”), signed by the Unifide Members and dated the Closing Date to such effect;

vi.  No Governmental Proceedings. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions set forth in this Agreement and Unifide shall have delivered to Industrial Enterprises a certificate of Unifide in the form annexed to, and made a part of, this Agreement as Exhibit “U” (Article “11.A.ii.”), signed by the Unifide Members and dated the Closing Date to such effect;

vii.  Consents Under Agreements. Unifide shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement and Unifide shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement, and Unifide shall have delivered to Industrial Enterprises a certificate of Unifide in the form annexed to, and made a part of, this Agreement as Exhibit “U” (Article “11.A.ii.”) signed by the Unifide Members and dated the Closing Date to such effect; and

viii.  Good Standing Certificate. On the Closing Date, Unifide shall provide a good standing certificate for Unifide issued by the Secretary of State of the State of New Jersey complete and correct as of five (5) business days prior to the Closing Date.

B.  Conditions to Unifide Obligation to Close. The obligation of Unifide to close the transactions set forth in this Agreement shall be subject to the following conditions:

i.  Representations and Warranties of Industrial Enterprises to be True. To Industrial Enterprises’ knowledge, the representations and warranties of Industrial Enterprises set forth in this Agreement shall be true in all material respects on the Closing Date with the same effect as though made at such time, except to the extent waived or affected by the transactions set forth in this Agreement; and Industrial Enterprises shall have delivered to Unifide a certificate of Industrial Enterprises in the form annexed to, and made a part of, this Agreement as Exhibit “V” (Article “11.B.i.”), signed by the President of Industrial Enterprises and dated the Closing Date to such effect;

ii.  Performance of Obligations of Industrial Enterprises. Industrial Enterprises shall have performed all obligations and complied with all covenants set forth in this Agreement to be performed or complied with in all material respects by it prior to the Closing Date, and Industrial Enterprises shall have delivered to Unifide a certificate of Industrial Enterprises in the form annexed to, and made a part of, this Agreement as Exhibit “V” (Article “11.B.i.”), signed by the President of Industrial Enterprises and dated the Closing Date to such effect;

iii.  No Adverse Change. There shall not have occurred any material adverse change since March 31, 2005and through the date of the Closing Date in the business, properties, results of operations or business or financial condition of Industrial Enterprises and Industrial Enterprises shall have delivered to Unifide a certificate of Industrial Enterprises in the form annexed to, and made a part of, this Agreement as Exhibit “V” (Article “11.B.i.”), signed by the President of Industrial Enterprises and dated the Closing Date to such effect;

iv.  Statutory Requirements. Any statutory requirement for the valid consummation by Industrial Enterprises of the transactions set forth in this Agreement shall have been fulfilled; any authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained, in order to permit consummation by Industrial Enterprises of the transactions set forth in this Agreement and to permit the business presently carried on by Industrial Enterprises to continue unimpaired following the Closing Date, shall have been obtained and Industrial Enterprises shall have delivered to Unifide a certificate of Industrial Enterprises in the form annexed to, and made a part of, this Agreement as Exhibit “V” (Article “11.B.i.”), signed by the President of Industrial Enterprises and dated the Closing Date to such effect;

v.  No Governmental Proceedings. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions set forth in this Agreement and Industrial Enterprises shall have delivered to Unifide a certificate of Industrial Enterprises in the form annexed to, and made a part of, this Agreement as Exhibit “V” (Article “11.B.i.”), signed by the President of Industrial Enterprises and dated the Closing Date to such effect;

vi.  Consents Under Agreements. Industrial Enterprises shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement, and Industrial Enterprises shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions set forth in this Agreement and Industrial Enterprises shall have delivered to Unifide a certificate of Industrial Enterprises in the form annexed to, and made a part of, this Agreement as Exhibit “V” (Article “11.B.i.”), signed by the President of Industrial Enterprises and dated the Closing Date to such effect;

vii.  Personal Guarantees. Industrial Enterprises shall, on or prior to the Closing Date use, commercially reasonable efforts to obtain a release for the Unifide Members from the guarantees they have issued on behalf of Unifide to third parties which include, but are not limited to, The Bank of New York.

viii.  Good Standing Certificate. On the Closing Date, Industrial Enterprises shall provide a good standing certificate for Industrial Enterprises issued by the Secretary of State of the State of Nevada complete and correct as of fifteen (15) business days prior to the Closing Date.

12.  Documents, Certificates, etc. to be Delivered at Closing.

A.  At the Closing, Unifide and the Unifide Members shall deliver the following items:

i.  the Members’ Certificate of Unifide signed by the Unifide Members in the form annexed to, and made a part of, this Agreement as Exhibit “U” (Article “11.A.ii.”);

ii.  the good standing certificate for Unifide dated as of no more than fifteen (15) days prior to the Closing Date; and

iii.  any certificate or other document representing the Membership Interests, together with a duly executed power or assignment with respect to the respective Membership Interests.

B.  At the Closing, Industrial Enterprises shall deliver the following items:

i.  cash payment of one million ($1,000,000) dollars;

ii.  the Promissory Note in the form which is annexed to, and made a part of, this Agreement as Exhibit “A” (Article “2.B.ii”);

iii.  stock certificates for the Unifide Members evidencing the Shares to be issued to them;

iv.  the employment agreements with each of the Unifide Members, in the form annexed to, and made a part of, this Agreement as Exhibits “B” (Article “3.A”) and “C” (Article “3.A”).

v.  the Officer’s Certificate of Industrial Enterprises signed by the President of Industrial Enterprises in the form annexed to, and made a part of, this Agreement as Exhibit “V” (Article “11.B.i.”);

vi.  the good standing certificate of Industrial Enterprises dated as of no more than fifteen (15) days prior to the Closing Date; and

vii.  The Pledge Agreement in the form annexed to, and made a part of this Agreement as Exhibit “W.”

13.  Non-compete.
A.  In order to induce Industrial Enterprises to enter into this Agreement, the Unifide Members agree on their own behalf and on behalf of their respective Agents that neither they nor their Agents shall during the term of this Agreement and, for a period of two (2) years from the Closing Date, (i) manufacture any competing product, (ii) directly or indirectly sell or market any product which competes either directly or indirectly with any product of Industrial Enterprises or Unifide or their respective subsidiaries or affiliates, or (iii) directly or indirectly own, manage, participate in the operation or control of, or be connected as an officer, director, shareholder, partner, consultant, owner, employee, agent, lender, donor, vendor or otherwise, or have any financial interest in or aid or assist anyone else in the conduct of any competing entity which manufactures, distributes or offers for sale competing products or is engaged in, either directly or indirectly, the business then conducted by Industrial Enterprises or Unifide or any of their respective subsidiaries or affiliates which Industrial Enterprises or Unifide any of their respective subsidiaries or affiliates plan to conduct at such time. Notwithstanding the foregoing, the Unifide Members and their Agents may engage in the following: (i) make and supervise passive invest-ments in businesses which do not in any manner compete with Industrial Enterprises or Unifide or their respective subsidiaries or affiliates and which investments are equal to no more than a one (1%) percent interest in any such business-, (ii) own shares of any publicly held corporation which does not in any manner compete with Industrial Enterprises or Unifide or their respective subsidiaries or affiliates and which shares are equal to no more than five (5%) percent of the issued and outstanding shares of such corporation, (iii) own shares of any publicly-held corporations which in any manner competes with Industrial Enterprises, or Unifide or their respective subsidiaries or affiliates which shares (a) are equal to no more than three (3%) percent of the issued and outstand-ing shares of such corporation, and (b) have a value equal to no more than five (5%) percent of the Unifide Members net worth, or (iv) serve on the Board of Directors of another Company as long as there is no conflict of interest.

B.  The Unifide Members further agree on their own behalf and on behalf of their respective Agents that neither they nor their Agents shall during the term of this Agreement and for a period of two (2) years from the Closing Date (i) personally, or cause others to personally induce or attempt to induce any employees to terminate their employment with Industrial Enterprises or Unifide; (ii) interfere with or disrupt Industrial Enterprises’ or Unifide’s relationship with its suppliers, vendors, customers or employees; (iii) solicit or entice any person to leave their employ with Industrial Enterprises or Unifide; or (iv) take any action prejudicial to Industrial Enterprises or Unifide and their respective business, affairs or interests.

C.  The Unifide Members agree on their own behalf and on behalf of their Agents that the duration, scope and geographic area for which the provisions set forth in Paragraphs “A” and “B” of this Article “13” of this Agreement are to be effective are reasonable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or by reason of it being too extensive in any other respect, such agreement or covenant shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action. Any determination that any provision of this Agreement is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision of this Agreement.

D.  Any period of time set forth in this Article “13” of this Agreement shall not be construed to permit the Unifide Members or their Agents to engage in any of the prohibited acts set forth in this Agreement after such period if such acts would otherwise be prohibited by any applicable statute or legal precedent.

14.  Tax Matters.

A.  The parties agree that they shall each cooperate fully as and to the extent reasonably requested by any of the other parties, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation will include the retention and (upon request of any of the other parties) the provision of records and information which are reasonably relevant to any such tax return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Unifide and the Unifide Members agree that they shall cause to be retained all books and records with respect to Unifide tax matters relating to any taxable period commencing prior to the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Within thirty (30) days after the Closing Date, Unifide and the Unifide Members will provide Industrial Enterprises with a schedule of all tax elections made by Unifide which will affect the taxes of Industrial Enterprises for all taxable years which end on or after the Closing Date. As long as taxable periods of, or related to, Unifide ending on or before the Closing Date remain open, Industrial Enterprises will, and shall cause Unifide to, promptly notify the Unifide Members in writing of any pending or threatened tax audits or assessments for which the Unifide Members have or may have liability. The Unifide Members will promptly notify Industrial Enterprises and Unifide in writing of any written or other notification received by them from the Internal Revenue Service or any other taxing authority of any proposed adjustment raised in connection with a tax audit, examination, proceeding or determination of a taxable period of Unifide, ending on or before the Closing Date. For purposes of determining the respective tax obligations of the Unifide Members and Industrial Enterprises related to the operations of Unifide for 2005, the parties shall jointly determine the profit and loss of Unifide as of the Closing Date, which profit and loss shall be allocated exclusively to the Unifide Members. When full year profit or loss is determined for 2005, the difference from the profit or loss determined as of the Closing Date shall be allocated exclusively to Industrial Enterprises. Industrial Enterprises shall pay to the Unifide Members forty five (45%) percent of any profits of Unifide which are allocated to Industrial for 2005, on or prior to March 31, 2006.
B.  All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement, will be paid by the Unifide Members when due, and the Unifide Members shall, at their own expense, file any necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Industrial Enterprises will, and shall cause its affiliates to, join in the execution of any such tax returns and other documentation.

15.  Method of Termination. This Agreement may be terminated prior to the Closing Date, by any of the following methods:

A.  mutual consent of the parties;

B.  by written notice from any party (i) if within ten (10) business days after receipt of written notice that the Closing Date has passed, the Closing has not occurred; provided, however, that if the Closing shall not have occurred on, or prior to, the Closing Date as a result of any action taken, or failure to act, by any governmental or regulatory authority including, but not limited to, the withholding of, or a delay in, any approval in connection with any aspect of the transactions contemplated hereby, then the Closing Date shall automatically be extended until a date which is a reasonable time subsequent to the date upon which such governmental or regulatory action is resolved which will allow the parties to complete the procedures required to consummate the transactions contemplated hereby; provided, further, however, that the right to terminate this Agreement pursuant to this Paragraph “B” of this Article “15” of this Agreement shall not be available to any party whose failure to fulfill any obligation pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

C.  by Unifide if there is a material breach of any representation or warranty set forth in Article “5” of this Agreement or any covenant or agreement to be complied with or performed by Industrial Enterprises pursuant to the terms of this Agreement, including, but not limited to, the covenants set forth in Article “9” of this Agreement, or the failure of a condition set forth in Article “11” of this Agreement to be satisfied (and such condition is not waived in writing by Unifide) on or prior to the Closing Date, or the occurrence of any event which results in the failure of a condition set forth in Article “11” of this Agreement to be satisfied on or prior to the Closing Date; provided however, that, Unifide may not terminate this Agreement prior to the Closing Date if Industrial Enterprises has not had an adequate opportunity to cure such failure, pursuant to Article “17” of this Agreement; or

D.  by Industrial Enterprises if there is a material breach of any representation or warranty set forth in Article “6” of this Agreement or any covenant or agreement to be complied with or performed by Unifide pursuant to the terms of this Agreement, including, but not limited to, the covenants set forth in Article “9” of this Agreement, or the failure of a condition set forth in Article “11” of this Agreement to be satisfied (and such condition is not waived in writing by Industrial Enterprises) on or prior to the Closing Date, or the occurrence of any event which results in the failure of a condition set forth in Article “11” of this Agreement to be satisfied on or prior to the Closing Date; provided however, that, Industrial Enterprises may not terminate this Agreement prior to Closing Date if Unifide has not had an adequate opportunity to cure such failure, pursuant to Article “17” of this Agreement.

16.  Effect of Termination. If this Agreement is terminated pursuant to the provisions set forth in Article “15” of this Agreement, this Agreement shall become null and void and shall have no further effect, and no party shall have any liability with respect to this Agreement, except with respect to any provisions of this Agreement which are intended to survive or be performed after the termination of this Agreement, including, but not limited to, Articles “10” and Paragraphs “B,” “C” and “D” of Article “13” of this Agreement; provided, however, nothing herein shall prevent Unifide from continuing to offer , sell or distribute products of the type it presently manufactures, markets, offers, sells or distributes, including any products related or ancillary thereto, provided however that Unifide shall be bound by the confidentiality provisions of Article“10” of this Agreement.

17.  Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date of this Agreement until the Closing Date, each of the parties shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations. Industrial Enterprises shall promptly provide Unifide or its counsel with copies of all of its filings made with the SEC or with any governmental entity in connection with this Agreement, the transactions contemplated hereby and thereby. Each of the parties shall notify the other of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of the parties pursuant to this Agreement to be breached or that renders or will render untrue any representation or warranty of the parties contained in this Agreement. Each of the parties shall also notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing Date, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by the parties. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

18.  Survival of Representations, Warranties and Covenants. All covenants, agreements, representations and warranties made in or in connection with this Agreement shall survive the Closing Date hereof for a period of two (2) years, with the exception of any tax liabilities, which shall survive for the duration of the applicable statute of limitations, and shall continue in full force and effect for such periods, it being understood and agreed that each of such covenants, agreements, representations and warranties is of the essence of this Agreement and the same shall be binding upon and shall inure to the benefit of the parties hereto, its successors and assigns.

19.  Indemnification.

A.  Indemnification by Unifide and the Unifide Members. In order to induce Industrial Enterprises to enter into and perform this Agreement, Unifide and the Unifide Members do hereby, jointly and severally, indemnify, protect, defend and save and hold harmless Industrial Enterprises and each of its shareholders, affiliates, officers, directors, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing ("Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by Unifide or the Unifide Members of the representations, warranties and covenants set forth in Article “6” of this Agreement or in any documents delivered pursuant hereto or of a breach by Unifide or the Unifide Members of any obligation pursuant to this Agreement or in any documents delivered pursuant hereto.

B.  Indemnification by Industrial Enterprises. In order to induce Unifide and the Unifide Members to enter into and perform this Agreement, Industrial Enterprises hereby indemnifies, protects, defends and saves and holds harmless Unifide and each of its members, affiliates, officers, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing ("Indemnified Parties"), from and against any loss resulting to any of them from any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by Industrial Enterprises of the representations, warranties and covenants set forth in Article “5” of this Agreement or in any documents delivered pursuant hereto or of a breach by Industrial Enterprises of any obligation pursuant to this Agreement or in any documents delivered pursuant hereto or the failure of Industrial Enterprises to obtain the release of the guarantees pursuant to subparagraph (vii) of Paragraph “B” of Article “11” of this Agreement.

C.  Reasonable Costs, Etc. The indemnification, which is set forth in this Article “19” of this Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all counsel fees, reasonable costs, expenses and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

D.  Third Party Claims. If any demand, claim, action or cause of action, suit, proceeding or investigation (collectively, the “Claim”) is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the "Indemnifying Party"), then the Indemnified Party within twenty-one (21) days after such Indemnified Party's receipt of the Claim, shall notify the Indemnifying Party pursuant to Paragraph “C” of Article “20” of this Agreement which notice shall contain a reasonably thorough description of the nature and amount of the Claim (the "Claim Notice"). The Indemnifying Party shall have the option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party within ten (10) days after receipt of the Claim Notice pursuant to Paragraph “C” of Article “20” of this Agreement (such notice to control the defense is hereinafter referred to as the “Defense Notice”). The failure of the Indemnified Party to notify the Indemnifying Party of the Claim shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have pursuant to this Article “19” of this Agreement except to the extent that such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist the Indemnifying Party in the vigorous defense of the Claim. All costs and expenses incurred by the Indemnified Party in defending the Claim shall be paid by the Indemnifying Party. If, however, the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense). The Indemnified Party shall not settle the Claim. If the Indemnifying Party does not elect to control the defense of the Claim, within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “20” of this Agreement, then the Indemnified Party shall be entitled to undertake, conduct and control the defense of the Claim (a failure by the Indemnifying Party to send the Defense Notice to the Indemnified Party within the aforesaid ten (10) day period by proper notice pursuant to Paragraph “C” of Article “20” of this Agreement shall be deemed to be an election by the Indemnifying Party not to control the defense of the Claim); provided, however, that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense). Regardless of which party has undertaken to defend any claim, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement. Notwithstanding the foregoing provisions of this Article “19” of this Agreement, as a condition to the Indemnifying Party either having the right to defend the Claim, or having control over settlement as indicated in this Article “19” of this Agreement, the Indemnifying Party shall execute an agreement, in the form annexed to, and made a part of, this Agreement as Exhibit “X” (Article “19.D.”), acknowledging its liability for indemnification pursuant to this Article “19” of this Agreement. Whether the Indemnifying Party shall control and assume the defense of the Claim or only participate in the defense or settlement of the Claim, the Indemnified Party shall give the Indemnifying Party and its counsel access, during normal business hours, to all relevant business records and other documents, and shall permit them to consult with its employees and counsel.
E.  Neither party shall not be entitled to indemnification from the other party pursuant to the provisions of this Article “19” of this Agreement until such time as the Claims subject to indemnification exceed, in aggregate, the sum of eighty thousand ($80,000) dollars (the “Threshold Amount”), at which time such party may seek to recover any Claim in excess of the Threshold Amount; provided however that the foregoing shall not be applicable to the obligation of Industrial Enterprises to pay the purchase price pursuant to Paragraph “B” of Article “1” of this Agreement and the compensation required to be paid pursuant to the Employment Agreements with the Unifide Members.

20.  Miscellaneous.

A.  Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement

B.  Enforceability. If any provision which is contained in this Agreement, should, for any reason, be held to be invalid or unenforceable in any respect under the laws of any State of the United States, such invalidity or unenforceability shall not affect any other provision of this Agreement and in this Agreement shall be construed as if such invalid or unenforceable provision had not been contained herein.

C.  Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by (i) mail by (a) certified mail, postage prepaid, return receipt requested and (b) first class mail, (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to Unifide:              Unifide Industries, Limited Liability Company
121 Highway 36
West Long Branch, New Jersey 07764
Attention: Mr. Barry J. Margulis, Member
Facsimile No.: (732) 728-7070

with a copy to:            Chasan Leyner & Lamparello, PC
300 Harmon Meadow Blvd. - Suite650
Secaucus, NJ 07094
Attention: Robert A. Kaye, Esq.
Facsimile No.: (201) 348-6633

If to Barry:              Mr. Barry J. Margulis
1332 Ocean Ave, Unit 8
Sea Bright, NJ 07760
Facsimile No.: (732) 728-7070

with a copy to:            Chasan Leyner & Lamparello, PC
300 Harmon Meadow Blvd. - Suite650
Secaucus, NJ 07094
Attention: Robert A. Kaye, Esq.
Facsimile No.: (201) 348-6633

If to Scott:              Mr. Scott L. Margulis
16 Tess Court
Eatontown, NJ 07724
Facsimile No.: (732) 728-7070

with a copy to:            Chasan Leyner & Lamparello, PC
300 Harmon Meadow Blvd. - Suite650
Secaucus, NJ 07094
Attention: Robert A. Kaye, Esq.
Facsimile No.: (201) 348-6633

If to Industrial Enterprises:      Industrial Enterprises of America, Inc.
711 Third Avenue, Suite 1505
New York, New York 10017
Attention: Mr. John Mazzuto, President
Facsimile No.: (212) 658-9602

with a copy to:            Mintz & Fraade, P.C.
488 Madison Avenue, Suite 1100
New York, New York 10022
Attention: Frederick M. Mintz, Esq.
Facsimile No.: (212) 486-0701

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If all of the methods of notice set forth in this Paragraph “C” of this Article “20” of this

Agreement are impossible for any reason, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date so sent if a copy thereof is also mailed by first class mail on the date sent by facsimile. If the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice is given; provided further, however, that any notice sent by overnight delivery shall be deemed to have been given as of the date of delivery.

D.  Governing Law; Disputes. This Agreement shall in accordance with Section 5-1401 of the General Obligations Law of New York in all respects be construed, governed, applied and enforced under the internal laws of the State of New York without giving effect to the principles of conflicts of laws and be deemed to be an agreement entered into in the State of New York and made pursuant to the laws of the State of New York. The parties agree that they shall be deemed to have agreed to binding arbitration with respect to the entire subject matter of any and all disputes relating to or arising under this Agreement including, but not limited to, the specific matters or disputes as to which arbitration has been expressly provided for by other provisions of this Agreement and that any such arbitration shall be commenced exclusively in New York, New York. Notwithstanding the foregoing, either party may seek injunctive relief from a court of competent jurisdiction, to avoid irreparable harm, but only to the extent of claims that are not monetary in nature. Any such arbitration shall be by a panel of three arbitrators and pursuant to the commercial rules then existing of the American Arbitration Association in the State of New York, County of New York. In all arbitrations, judgment upon the arbitration award may be entered in any court having jurisdiction. The parties specifically designate the courts in the City of New York, State of New York as properly having jurisdiction for any proceeding to confirm and enter judgment upon any such arbitration award. The parties hereby consent to and submit to the exclusive jurisdiction of the courts of the State of New York in any action or proceeding and submit to personal jurisdiction over each of them by such courts. The parties hereby waive personal service of any and all process and specifically consent that in any such action or proceeding brought in the courts of the State of New York, any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with Paragraph “C” of this Article “20” of this Agreement. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

The parties agree, further, that the prevailing party in any such arbitration as determined by the arbitrators shall be entitled to such costs and attorney's fees, if any, in connection with such arbitration as may be awarded by the arbitrators. In connection with the arbitrators’ determination for the purpose of which party, if any, is the prevailing party, they shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages, unless the amount of the arbitration award exceeds the amount offered in a legally binding writing by the other party by fifteen percent (15%) or more. For example, if the party initiating arbitration (“A”) seeks an award of $100,000 plus costs and expenses, the other party (“B”) has offered A $50,000 in a legally binding written offer prior to the commencement of the arbitration proceeding, and the arbitration panel awards any amount less than $57,500 to A, the panel should determine that B has “prevailed”.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (i) damages inconsistent with any applicable agreement between the parties or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy which could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the rules of the American Arbitration Association in New York, New York. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interest.

E.  Expenses. Each party to this Agreement shall bear and pay its own costs and expenses incurred in connection with the preparation, execution, and delivery of this Agreement and the transactions set forth in this Agreement.

F.  Construction. Each of the parties hereto hereby further acknowledges and agrees that (i) each has been advised by counsel during the course of negotiations and (ii) each counsel has had significant input in the development of this Agreement and (iii) this Agreement shall not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

G.  Entire Agreement. The parties have not made any representations, warranties or covenants with respect to the subject matter hereof which is not set forth herein, and this Agreement constitutes the entire agreement between them with respect to the subject matter hereof. All understandings and agreements heretofore had between the parties with respect to the subject matter hereof are merged in this Agreement which alone fully and completely expresses their agreement.

H.  Further Assurances. The parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

I.  Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors and assigns.

J.  Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

K.  Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

L.  Facsimile Signatures. Any signature which is delivered via facsimile shall be deemed to be an original and have the same force and effect as if such facsimile signature were the original thereof.

M.  Modifications. This Agreement may not be changed, modified, extended, terminated or discharged orally, except by a written agreement specifically referring to this Agreement which is signed by all of the parties to this Agreement.

N.  Exhibits. All Exhibits annexed or attached to this Agreement are incorporated into this Agreement by reference thereto and constitute an integral part of this Agreement.

O.  Severability. The provisions of this Agreement shall be deemed separable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity or enforceability of the remainder of this Agreement; provided, however, that if the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of this whole Agreement to any party, that party may cancel and terminate this Agreement by giving written notice to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Industrial Enterprises of America, Inc. By: /s/ John Mazzuto John Mazzuto, CFO, Secretary & Vice Chairman	Unifide Industries, Limited Liability Company By: /s/ Barry J. Margulis Barry J. Margulis, Member
/s/ Barry J. Margulis Barry J. Margulis	/s/ Scott L. Margulis Scott L. Margulis